Exhibit 4.2

LYB INTERNATIONAL FINANCE II B.V.

Officer’s Certificate

March 2, 2016

Reference is made to the Indenture dated as of March 2, 2016 (the “Indenture”) between LYB International Finance II B.V. (the “Company,”), LyondellBasell Industries N.V. (the “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Trustee is the trustee for any and all securities issued under the Indenture. Pursuant to Section 2.01 of the Indenture the undersigned officer does hereby certify, in connection with the issuance of €750,000,000 aggregate principal amount of 1.875% Guaranteed Notes due 2022 (the “Notes”), that the terms of the Notes are as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Indenture or in the form of Notes attached hereto as Exhibit A.

Title:	1.875% Guaranteed Notes due 2022

Issuer:	LYB International Finance II B.V.

Form:	The Notes shall be issued in permanent global form

Guarantor:	LyondellBasell Industries N.V.

Trustee, Registrar, Transfer Agent, Authenticating Agent, and Paying Agent:	Deutsche Bank Trust Company Americas

Depositary:	Deutsche Bank AG, London Branch, as common depositary on behalf of Euroclear and Clearstream.

Aggregate Principal Amount at Maturity:	€750,000,000

Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the Notes, will be made in Euro.

Principal Payment Date:	March 2, 2022

Interest:	1.875% per annum

Day Count Convention:	Actual/Actual (ICMA)

Date from which Interest will Accrue:	March 2, 2016

Interest Payment Date:	Annually in arrear on March 2, commencing March 2, 2017

Record Date:	February 15

Places of Payment:	The Trustee at its Corporate Trust Office in New York City set forth in Section 4.02 of the Indenture; and [the Trustee at its office in London, currently located at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom].

Optional Redemption:

Prior to December 2, 2021 (three months prior to maturity), the Notes will be redeemable and repayable, at the Issuer’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•       100% of the principal amount of the Notes to be redeemed; and

•       the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if the Notes matured on December 2, 2021 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate plus 35 basis points;

plus, accrued and unpaid interest to the date of redemption.

On or after December 2, 2021 (three months prior to maturity), the Notes will be redeemable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

The Notes are also redeemable upon certain tax events as set forth in the Notes and Section 3.12 of the Indenture.

Conversion:	None

Sinking Fund:	None

Redemption at the Option of the Holder:	Upon a Change of Control Triggering Event as set forth in the Notes

Additional Amounts:	As set forth in Section 4.10 of the Indenture

Denominations:	€100,000 and multiples of €1,000 thereafter

Miscellaneous:	The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture.

Subject to the representations, warranties and covenants described in the Indenture, as amended or supplemented from time to time, the Company shall be entitled, subject to authorization by the Board of Directors of the Company and an Officer’s Certificate, to issue additional Notes from time to time. Any such additional Notes shall have identical terms as the Notes issued on the issue date, other than with respect to the date of issuance, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional Notes (together the “Additional Notes”). Any Additional Notes will be issued in accordance with Section 2.01 of the Indenture.

Such officer has read and understands the provisions of the Indenture and the definitions relating thereto. The statements made in this Officer’s Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Company. In such officer’s opinion, he has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not the covenants and conditions of such Indenture relating to the issuance and authentication of the Notes have been complied with. In such officer’s opinion, such covenants and conditions have been complied with.

IN WITNESS WHEREOF, I have signed this certificate.

Dated: March 2, 2016

LYB INTERNATIONAL FINANCE II B.V.

By:	/s/ Larry Somma
	Name:	Larry Somma
	Title:	Attorney-in-Fact

EXHIBIT A

FORM OF NOTE DUE 2022

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DEUTSCHE BANK AG, LONDON BRANCH (THE “DEPOSITARY”), AS THE COMMON DEPOSITARY FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR BY ITS NOMINEE, BT GLOBENET NOMINEES LIMITED, TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

CUSIP: 50247W AA5

ISIN: XS1373987707

LYB International Finance II B.V.

GLOBAL NOTE

representing up to

€750,000,000

1.875% Guaranteed Notes due 2022

Fully and Unconditionally Guaranteed by

LyondellBasell Industries N.V.

No. [ ]	€[ ]

LYB INTERNATIONAL FINANCE II B.V., a private company with limited liability under the laws of the Netherlands, promises to pay to BT Globenet Nominees Limited, or registered assigns, the principal sum of euro set forth on the Schedule of Increases or Decreases in Global Note attached hereto on March 2, 2022.

Interest Payment Date: March 2

Record Date: February 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

LYB INTERNATIONAL FINANCE II B.V.

By:
	Name:	Larry Somma
	Title:	Attorney-in-Fact

Dated: March 2, 2016

LYONDELLBASELL INDUSTRIES N.V., as Guarantor

By:
	Name:	Larry Somma
	Title:	Attorney-in-Fact

Dated: March 2, 2016

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title:

Dated: March 2, 2016

[Back of Note]

1.875% Guaranteed Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. LYB International Finance II B.V., a private company with limited liability (besloten vennootschap) under the laws of the Netherlands (the “Company”), promises to pay interest on the principal amount of this Note at 1.875% per annum from March 2, 2016 until maturity and shall pay Additional Amounts in respect thereof as set forth in the Indenture (as defined below). The Company will pay interest annually in arrear on March 2 of each year, or if any such day is not a Business Day, on the next succeeding Business Day without the accrual of interest for the intervening period (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that the first Interest Payment Date shall be March 2, 2016. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from the issue date of the Notes if no interest has been paid on the Notes) to, but excluding the next scheduled Interest Payment Date. Such payment convention is referred to hereinafter as Actual/Actual (ICMA).

2. Method of Payment. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on February 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.15(b) of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in Euro. If the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in Dollars until the Euro is again available to us or so used. The amount payable on any date in Euro will be converted into Dollars on the basis of the then most recently available market exchange rate for Euro, as the case may be. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Notes or the Indenture.

3. Trustee; Paying Agent and Registrar. Deutsche Bank Trust Company Americas, will be the Trustee, Paying Agent and Registrar (the “Trustee”) under the Indenture with regard to the Notes.

4. Guarantee. LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Guarantor”), unconditionally guarantees to the Holders from time to time of the Notes, upon the terms and subject to the conditions set forth in the Indenture (as defined below), (a) the full and prompt payment of the principal of and any premium on this Note when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of any interest on and any Additional Amounts with respect to this Note when and as the same shall become due, subject in each case to any applicable grace period. The Guarantee constitutes a guarantee of payment and not of collection. In the event of a default in the payment of principal of or any premium on any Note when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in any sinking fund payment, or in the event of a default in the payment of any interest on or any Additional Amounts with respect to any Note when and as the same shall become due, each of the Trustee and the Holder of such Note shall have the right to proceed first and directly against the Guarantor under the Indenture without first proceeding against the Company or exhausting any other remedies which the Trustee or such Holder may have and without resorting to any other security held by it.

5. Indenture. The Company issued the Notes under an Indenture, dated as of March 2, 2016 (the “Indenture”), between the Company, the Guarantor and the Trustee. This Note represents a duly authorized issue of Notes of the Company designated as its 1.875% Guaranteed Notes due 2022 (the “Notes”). The Company shall be entitled to issue additional Notes pursuant to Section 2.01 of the Indenture. The Notes issued under the Indenture shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

6. Optional Redemption.

(a) Prior to the Par Call Date, the Notes will be redeemable and repayable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if the Notes matured on the Par

Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate plus 35 basis points;

plus, accrued and unpaid interest to the date of redemption.

On or after the Par Call Date, the Notes will be redeemable, at the Company’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

(b) Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company or the Guarantor defaults in payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of €100,000 or any integral multiple of €1,000 in excess thereof. If less than all the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Business Day” means each day which is not a Legal Holiday.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, Registrar and Paying Agent or banking institutions are not required by law or regulation to be open in the State of New York or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans- European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, does not operate.

“Par Call Date” means December 2, 2021 (three months prior to the maturity date).

7. Redemption for Changes in Taxes. In accordance with Section 3.12 of the Indenture, the Company may redeem the Notes in whole but not in part at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof) under the circumstances set forth in Section 3.12 of the Indenture.

8. Sinking Fund. The Company shall not be required to make sinking fund payments with respect to the Notes.

9. Change of Control Offer. If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes as described in Section 6, the Company will make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased (a “Change of Control Payment”), plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase, subject to the right of Holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice may, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Section 9, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of the Guarantor’s Subsidiaries, taken as a whole, to any person, other than the Guarantor or one of its Subsidiaries; or (2) the Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of the Guarantor, other than by virtue of the imposition of a holding company, or the reincorporation of the Guarantor in another jurisdiction, so long as the beneficial owners of the voting stock of the Guarantor immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter. Any disposition of a “disposed group” permitted pursuant to Section 5.01(b) of the Indenture will not constitute a Change of Control pursuant to clause (1) of the first sentence of this definition.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) of the definition of Change of Control above if (i) the Guarantor becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition of Change of Control, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

These provisions relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the consent of the Holders of a majority in aggregate principal amount of the Notes.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Guarantor (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the Notes is lowered by both of the two rating agencies and the Notes are rated below an investment grade rating by both of the two rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Guarantor’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

10. Denominations, Transfer, Exchange. The Notes are in fully registered form only, without coupons, in denominations of €100,000 and integral multiples of €1,000. A holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes during a period beginning 15 days before the mailing of a redemption notice for any Notes or portions thereof selected for redemption.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

13. Defaults and Remedies. If an Event of Default with respect to any Securities of any series at the time outstanding (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Guarantor as specified in the Indenture) occurs and is continuing, the Trustee by notice to the Company and the Guarantor, or the Holders of at least 25% in principal amount of the then outstanding Securities of the series affected by such Event of Default (or, in the case of an Event of Default described in clause (4) of Section 6.01(a) of the Indenture, if outstanding Securities of other series are affected by such Event of Default, then at least 25% in principal amount of the then outstanding Securities of all such series so affected acting as one class) by notice to the Company, the Guarantor and the Trustee, may declare the principal of (or, if any such Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and all accrued and unpaid interest on all then outstanding Securities of such series or of all series, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on the Securities shall be due and payable immediately. If an Event of Default specified in clause (6) or (7) of Section 6.01(a) of the Indenture hereof occurs, such amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of the Securities. The Holders of a majority in principal amount of the then outstanding Securities of the series affected by such Event of Default or all series so affected, as the case may be, by written notice to the Trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any Additional Amounts with respect to the Securities) if (1) the rescission would not conflict with any judgment or decree, (2) all existing Events of Default with respect to Securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any Additional Amounts that has become due solely because of the acceleration, and (3) the Trustee has been paid any amounts due to it for the compensation as may be agreed in writing by the parties from time to time, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Indenture.

14. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF NEW YORK REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

16. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

LYB International Finance II B.V.

Delftseplein 27E

3013 AA Rotterdam

The Netherlands

Facsimile: +31 10 713 7912

Attention: Managing Director

and

Lyondell Chemical Company

1221 McKinney Street

Suite 300

Houston, TX 77010

Facsimile: (713) 309-4631

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 9 of the Note, check the box below:

[    ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 9 of the Note, state the amount you elect to have purchased:

€

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian